Exhibit 99.1

Odyssey Group International Receives Donation to Support a Treatment for Concussion and forms Community Partnership with the Erase PTSD Now Foundation

Odyssey Group International, Inc. (OTC:ODYY) (the "Company" or "Odyssey"), a company focused on developing unique, life-saving medical products, today announced that it has received a donation in the amount of $500,000 in partnership with the Erase PTSD Now organization and the Glenn Greenberg and Linda Vester Foundation. These funds will be used to progress the Phase 1 human clinical trials for drug candidate PRV-002 for the treatment of concussion.

“We are honored to have formed a partnership with Erase PTSD Now and to have been chosen by Glenn and Linda’s Foundation for such a tremendous gift to advance our drug trials. We are currently in a Phase I safety study and these funds will allow us to make significant progress and prepare for the Phase II trials,” commented Michael Redmond, CEO of Odyssey Group International.

“We have a highly respected record of helping Post-Traumatic Stress Disorder (PTSD) patients. We are excited to work with Odyssey and our PTSD sufferers to better understand the link between concussion and PTSD. Like Odyssey’s scientific team, we believe that if our veterans are treated early on with a brain-targeted agent they will have better psychological outcomes,” commented, Dr. Eugene Lipov, Chief Scientific Officer of Erase PTSD Now Foundation.

Glen and Linda have a passion for helping military veterans. They recognize the unique medical conditions they face and how vital it is that they receive specialty care. Unfortunately, many veterans develop PTSD. PTSD symptoms can include unwanted memories, depression, anxiety, avoidance behaviors and panic disorder. Worst of all, PTSD is associated with a higher incidence of suicide. Glenn and Linda’s Foundation works directly with the Erase PTSD Now Foundation. Erase PTSD Now provides funding for the sympathetic modulation procedure. This procedure has a very high efficacy rate in reducing PTSD symptoms and mental health dysfunction, as well as improving quality of life.

Concussions have been linked to the increased incidence of PTSD. Odyssey is developing the first pharmaceutical to treat concussion in the acute phase of injury. A field deliverable intranasal device filled with their drug, PRV-002 can be kept in the medic’s bag or the soldier’s pocket for “buddy” aid immediately following a concussion. Reducing inflammation of the brain early on can significantly improve outcomes and return our soldiers back to action faster and more safely.

Odyssey Group International and Erase PTSD Now have formed a community-based partnership to collect data on PTSD patients who have also sustained a concussion. Measures for patient symptom severity, short-term memory and thought processing speed will be the cornerstone for better understanding the link between these two conditions. This partnership will benefit PTSD patients by helping them understand how brain trauma can lead to psychological sequelae and assist Odyssey in the design of future military arms of their clinical trials.

For more information about the Erase PTSD NOW organization, visit their website at https://eraseptsdnow.org/.

About Odyssey Group International, Inc.

Odyssey Group International, Inc. (OTC:ODYY) is a technology and asset acquisition company with a focus in the area of life saving medical solutions. Odyssey's corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that provide meaningful medical solutions. The Company is focused on building and acquiring assets in areas that have an identified technological advantage, provide superior clinical utility, have a substantial market opportunity and provide solid returns to its valued shareholders and partners. Odyssey is changing its name to Odyssey Health, Inc. to reflect our corporate mission and focus.

We encourage our shareholders to visit: http://www.odysseygi.com or  Twitter: @OdysseyGroupIn1.

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About PRV-002

PRV-002 is a fully synthetic non-naturally occurring neurosteroid being developed for the treatment of mTBI (concussion). In preclinical studies, PRV-002 has demonstrated equivalent, if not superior, neuroprotective effects compared to related neurosteroids. Animal models of concussion demonstrated that PRV-002 reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety, and motor/sensory performance. Additionally, PRV-002 is lipophilic and can easily cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation in the brain while restoring proper blood flow.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to continue to raise needed funds, successfully complete the Phase 1 trial, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.

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